Exhibit 3.16

CERTIFICATE OF FORMATION
OF
CDM ENVIRONMENTAL & TECHNICAL SERVICES LLC

This Certificate of Formation of CDM Environmental & Technical Services LLC (the “Company”) is being filed to form a limited liability company under the Delaware Limited Liability Company Act (the “Act”) pursuant to Section 18-201 of the Act.

1.                                      The name of the Company is CDM Environmental & Technical Services LLC.

2.                                      The address of the registered office to be maintained by the Company in accordance with Section 18-104(a)(1) of the Act is:

2711 Centerville Road
Suite 400
Wilmington, DE 19808

The name and the address of the registered agent for service of process to be maintained by the Company in accordance with Section 18-104(a)(2) of the Act are:

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808

Executed as of this 13th day of April, 2016.

/s/ Anne Armstrong
Anne Armstrong
Authorized Person